Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES FISCAL 2018 YEAR END FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Conference Call to be Held Today at 1:30 p.m. PDT/4:30 p.m. EDT

RANCHO CORDOVA, Calif., March 25, 2019 – Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing and point-of-care, autologous cell therapies for regenerative medicine, today announced financial and operating results for the fiscal year ended December 31, 2018 and provided a corporate update.

Fourth Quarter 2018 Highlights:

●	ThermoGenesis Corp. received 510(k) clearance from the U.S. Food & Drug Administration (FDA) for its proprietary AXP® II AutoXpress® Platform for clinical blood banking.
●	ThermoGenesis filed a Device Master File (MAF) with the FDA for its X-LAB® automated cell processing device, a critical component of the Company’s CAR-TXpress™ platform.

Recent 2019 Milestones Achieved:

●

On January 1, 2019, Cesca entered into a reorganization agreement that contributed the assets acquired by ThermoGenesis from SynGen Inc. in 2017 (related to its cell processing business) into a new subsidiary named CARTXpress Bio, Inc. The 20% interest in ThermoGenesis owned by a third party was exchanged for a 20% interest in CARTXpress. Cesca now owns 100% of ThermoGenesis and is an 80% equity owner in CARTXpress Bio, Inc.

●

In January 2019, ThermoGenesis announced the completion of a 1,000 square foot in-house clean room, expanding the Company’s manufacturing capacity for X-Series cartridges and allowing ThermoGenesis to meet increasing demand.

●

In February 2019, ThermoGenesis entered into a supply agreement with Orthohealing Center Management, allowing Orthohealing’s network of physicians to utilize the PXP® System to prepare precise cell concentrates from autologous bone marrow in order to provide the benefits of the Orthohealing Method to their patients.

●

In February 2019, ThermoGenesis received clearance for labeling by TÜV Rheinland for the X-Series Control Module and Docking Stations, which signifies that the CAR-TXpress platform's X-LAB System (for harvesting purified mononuclear cells from blood and blood products), the X-WASH® System (for washing and volume reducing cell suspensions or frozen cell preparations), and the PXP System (for point-of-care automated preparation of bone marrow concentrate) have been tested and comply with international standards for electrical safety.

●

In February 2019, ThermoGenesis received Health Canada approval for the PXP System for point-of-care harvesting of purified mononuclear cells and platelets from blood or bone marrow, marking an important step in the company’s commercialization efforts.

“We have reorganized the Company to have two clearly distinct divisions, the device division (ThermoGenesis) and the clinical development division. Our progress during the fourth quarter and early part of 2019 in our device division has been significant and showcases the momentum we have for ThermoGenesis’ mission to advance a full suite of cellular processing solutions that can address a range of clinical biobanking automation needs and the emerging CAR-T immunotherapy market,” said Chris Xu, PhD, chief executive officer of Cesca. “Our CAR-TXpress platform is a new technology based on our proprietary buoyancy activated cell sorting (X-BACS™) technology. CAR-TXpress drastically increases manufacture efficiency and therefore could significantly reduce drug costs for CAR-T therapeutics. We are glad to see the number of institutions that have adopted this new technology platform has doubled in the fourth quarter as compared to the previous quarter.”

Dr. Xu continued, “With the new organizational structure, we are now exploring options for maximizing the value of the ThermoGenesis assets and its growth potential for the benefit of shareholders. In the meantime, we are focusing on our goal for operations to be cash flow positive, which will be largely driven by growing sales of our newly launched X-Series products, improved productivity through steps including the construction of a GMP-compliant in-house assembly facility, and our ongoing efforts to reduce costs.”

Financial Results for the Year Ended December 31, 2018

Net revenue. Net revenues for the year ended December 31, 2018 was $9.7 million compared to $12.8 million for the year ended December 31, 2017. The decrease in revenues was primarily a result of fewer sales of BioArchive devices and the ending of a royalty payment agreement in the prior year, offset by an increase in CAR-TXpress sales due to the adoption of the technology by new customers.

Gross profit. Gross profit for the year ended December 31, 2018 was $2.2 million, or 23% of net revenue, compared to $5.1 million, or 40% of net revenue for the year ended December 31, 2017. The decrease in gross profit margin was primarily driven by higher overhead costs due to the SynGen acquisition and lower overhead absorption due to reduced procurement. Additionally, the prior year gross profit margin percentage was higher due to the reversal of inventory reserves for products sold.

Sales and marketing expenses. Sales and marketing expenses for the year ended December 31, 2018 were 1.4 million compared to $1.7 million for the year ended 2017, a decrease of $0.3 million or 20%. The reduction was driven by consultant fees incurred during 2017 for the transition of the SynGen operations and a decrease in commissions.

Research and development expenses. Research and development expenses for the year ended December 31, 2018 were $3.0 million, compared to $3.4 million for the year ended December 31, 2017, a decrease of $0.4 million or 11%. The decrease is driven by a decline in personnel costs due to the June 2018 reorganization.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2018 were $8.3 million compared to $8.2 million for the year ended December 31, 2017. The slight increase is driven by the loss on disposal of equipment in 2018.

Impairment Charges. The Company incurred impairment charges of $33.1 million during the year ended December 31, 2018, compared to $0.3 million in the year ended December 31, 2017. The charges were the result of the impairment of intangible assets and goodwill relating to the clinical protocols acquired in the acquisition of Totipotent.

Net loss. For the year ended December 31, 2018, the company reported a net loss attributable to common shareholders of $39.7 million, or ($2.16) per share, based on 18.4 million weighted average common shares outstanding. This compares to a net loss of $5.5 million, or ($0.55) per share, based on 10.0 million weighted average common shares outstanding for the year ended December 31, 2017.

At December 31, 2018, the Company had cash and cash equivalents totalling approximately $2.4 million, compared to approximately $3.5 million at December 31, 2017.

Conference Call and Webcast Information

Cesca will host a conference call today at 1:30 p.m. PST to discuss its financial results and provide a corporate update. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). The webcast will be available under the Events & Webcasts page under the Investors tab on the Company’s website at: http://investors.cescatherapeutics.com/events-and-presentations/events.

A telephone replay will be available one hour after the end of the conference until April 11, 2019 by dialing 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada) and referencing access code 10128593. The webcast will be available for three months.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis develops, commercializes and markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The Company has developed an automated, functionally-closed CAR-TXpress™ platform to streamline the manufacturing process for the emerging CAR-T immunotherapy market. .  For more information about Cesca, please visit: www.CescaTherapeutics.com. For additional information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Wendy Samford

916-858-5191

ir@thermogenesis.com

Investor Contact:

Paula Schwartz, Rx Communications

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,400,000	$3,513,000
Accounts receivable, net	1,509,000	2,549,000
Inventories, net	4,493,000	4,798,000
Prepaid expenses and other current assets	224,000	594,000
Total current assets	8,626,000	11,454,000

Restricted cash	1,000,000	1,000,000
Equipment, net	2,562,000	2,996,000
Goodwill	781,000	13,976,000
Intangible assets, net	1,591,000	21,629,000
Other assets	51,000	56,000
Total assets	$14,611,000	$51,111,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,423,000	$2,079,000
Other current liabilities	3,942,000	3,385,000
Total current liabilities	6,365,000	5,464,000

Long-term liabilities	1,515,000	12,435,000

Total Cesca Therapeutics Inc. stockholders’ equity	8,442,000	33,699,000

Noncontrolling interests	(1,711,000)	(487,000)
Total liabilities and stockholders’ equity	$14,611,000	$51,111,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Year Ended December 31,
	2018	2017

Net revenues	$9,672,000	$12,766,000
Cost of revenues	7,479,000	7,706,000
Gross profit	2,193,000	5,060,000

Expenses:
Sales and marketing	1,359,000	1,691,000
Research and development	3,012,000	3,379,000
General and administrative	8,286,000	8,173,000
Impairment charges	33,081,000	310,000
Total operating expenses	45,738,000	13,553,000
Loss from operations	(43,545,000)	(8,493,000)

Other income (expense):
Interest expense	(2,697,000)	(672,000)
Fair value change of derivative instruments	596,000	246,000
Other income and (expenses)	(24,000)	(13,000)
Total other expense	(2,125,000)	(439,000)

Loss before benefit for income taxes	(45,670,000)	(8,932,000)
Benefit for income taxes	4,730,000	2,911,000
Net loss	(40,940,000)	(6,021,000)

Loss attributable to noncontrolling interests	(1,224,000)	(487,000)
Net loss attributable to common stockholders	$(39,716,000)	$(5,534,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net cash (used in) operating activities	$(6,983,000)	$(7,962,000)

Cash flows from investing activities:
Cash paid for business acquisition	--	(1,000,000)
Capital expenditures	(1,238,000)	(395,000)
Net cash (used in) investing activities	(1,238,000)	(1,395,000)

Cash flows from financing activities:
Proceeds from convertible promissory note-related party	500,000	6,700,000
Payments on capital lease obligations	(45,000)	(67,000)
Proceeds from issuance of common stock, net	6,629,000	2,369,000
Exercise of warrants	27,000	--
Exercise of options	--	15,000
Cash paid for taxes on vested stock	--	(52,000)
Net cash provided by financing activities	7,111,000	8,965,000

Effects of foreign currency rate changes on cash and cash equivalents	(3,000)	6,000
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,113,000)	(386,000)

Cash, cash equivalents and restricted cash at beginning of period	4,513,000	4,899,000
Cash, cash equivalents and restricted cash at end of period	$3,400,000	$4,513,000